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                                                                    Exhibit 1

FOR IMMEDIATE RELEASE

 SPACEHAB Chief Executive Officer Announces Retirement Effective March 31, 2003

Houston, Texas, October 24, 2002 - SPACEHAB, Inc. (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced the planned retirement of its Chief Executive Officer, Dr. Shelley Harrison, to occur on March 31, 2003. Dr. Harrison will then continue as the non-executive Chairman of the Board of Directors and Michael E. Kearney, SPACEHAB President and Chief Operating Officer, will assume the role of Chief Executive Officer.

"The international Human Space Program and International Space Station are now entering the research utilization phase," said Dr Harrison. "SPACEHAB, through its unique space process and assets, has pioneered the commercial support of astronauts living and working in space."

Dr. Harrison added, "The Company has weathered several delays and space agencies' replanning of these programs. Having successfully executed its strategic recovery plan, SPACEHAB is emerging financially sound and operationally stronger with a seasoned, well-focused management team. I am confident in Mike Kearney and his team's ability to lead the Company into profitability and long-term growth. As Chairman I will focus on Board governance and investor relations aimed at building shareholder value."

Mike Kearney stated, "Like the International Space Station, SPACEHAB is poised to realize the full potential of our investment in space utilization. We are confident that we will continue to deliver best value, innovative services to our customers in this expanding market."

As SPACEHAB's first venture capital space investor and strategic planner, Dr. Harrison successfully raised over $200 million through a multi-year sequence of private and public equity and debt financings underwriting the build of its unique asset base of modules and pallets and acquisitions of Astrotech Space Operations and Johnson Engineering to broaden its market positioning and revenue base.

Dr. Harrison has been a member of the Company's Board of Directors since 1987 becoming the Chairman in August 1993. He then assumed the role of Chief Executive Officer in April 1996 after completion of SPACEHAB's initial public offering, the first successful initial public offering of a human space company.

Dr. Harrison gradually reorganized the Company from its development phase into its position of leadership supporting NASA and the international space agencies, utilizing

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privately owned, shuttle-based assets and flexible commercial processes.
SPACEHAB has now flown 17 successful space missions and has become a unique participant in the world's largest international space science endeavor, the International Space Station.

With more than $100 million in annual revenue, SPACEHAB, Inc. is a leading provider of commercial space services. The Company develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA's Space Shuttles. Its Johnson Engineering subsidiary provides orbiter crew compartment integration, ISS stowage and configuration management, supports astronaut training, and builds space-flight mockup trainers at NASA's Johnson Space Center in Houston. SPACEHAB's Astrotech subsidiary provides commercial satellite processing services at facilities in California and Florida. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, whether the company will fully realize the economic benefits under its NASA and other customer contracts, the timing and mix of Space Shuttle missions, the successful development and commercialization of new space assets, technological difficulties, product demand, timing of new contracts, launches and business, market acceptance risks, the effect of economic conditions, uncertainty in government funding, the impact of competition, and other risks detailed in the Company's Securities and Exchange Commission filings.

FOR MORE INFORMATION:
Kimberly Campbell
Director of Marketing
SPACEHAB, Inc.
713.558.5049
campbell@spacehab.com

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